Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)

Selective Insurance Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $2.00 per share	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, without par value	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Depository Shares	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Guarantees	Rule 457(r)	(1) (3)	(1) (3)	(1) (3)	(2)	(2)
	Equity	Warrants	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Subscription Rights	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Purchase Contracts	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Purchase Units	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amount					–		–
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							–

(1)       An indeterminate aggregate initial offering price or principal amount or number of the securities of each identified class is being registered under this Registration Statement on Form S-3 (this “Registration Statement”) as may from time to time be sold at indeterminate prices or issued upon conversion, exchange, or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional securities as may become issuable as a result of stock splits, stock dividends, or similar transactions.

(2)       In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrant is deferring payment of the registration fee required in connection with this Registration Statement and will pay any applicable registration fees on a “pay as you go” basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(3)       Pursuant to Rule 457(n), no separate registration fee is payable with regard to the guarantees.